UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T-MOBILE US, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0836269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

(Address of Principal Executive Offices, including Zip Code)

T-MOBILE US, INC. AMENDED AND RESTATED 2014 EMPLOYEE STOCK PURCHASE PLAN

T-MOBILE US, INC. 2023 INCENTIVE AWARD PLAN

(Full title of the plan)

Mark Nelson

12920 SE 38th Street

Bellevue, Washington 98006

(Name and address of agent for service)

(425) 378-4000

(Telephone number, including area code, of agent for service)

Copies to:

Julia A. Thompson

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On June 16, 2023, at the Annual Meeting of Stockholders (the “2023 Annual Meeting”) of T-Mobile US, Inc. (the “Company” or “T-Mobile”), the stockholders of the Company approved the T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan (as amended and restated, the “ESPP”), which amends and restates the T-Mobile US, Inc. 2014 Employee Stock Purchase Plan (the “2014 ESPP”) in its entirety. The ESPP became effective on June 16, 2023 (“Effective Date”), and included, among other things, an increase in the share limit under the 2014 ESPP by approximately 10,100,000 shares, to a total of 14,000,000 shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”).

Also on June 16, 2023, at the 2023 Annual Meeting, the stockholders of the Company approved the T-Mobile US, Inc. 2023 Incentive Award Plan (the “2023 Plan”), which replaced the Company’s 2013 Omnibus Incentive Plan (the “2013 Plan”) and the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan”). The aggregate number of shares of Common Stock that may be issued pursuant to awards granted under the Plan is the sum of (a) 24,000,000 shares and (b) any shares that remained available for issuance under the 2013 Plan, the 2015 Plan, the Metro Communications, Inc. 2010 Equity Incentive Plan, the Amended and Restated Metro Communications, Inc. 2004 Equity Incentive Compensation Plan, the Layer3 TV, Inc. 2013 Stock Plan and the Sprint Corporation 2007 Omnibus Incentive Plan as of the Effective Date.

This Registration Statement on Form S-8 is being filed in order to register, with respect to the ESPP, 10,100,000 additional shares of Common Stock that may be offered or sold to participants under the ESPP and, with respect to the 2023 Plan, 33,237,512 shares of Common Stock which are available for issuance under the 2023 Plan as of the Effective Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) the Company’s Annual Report on  Form 10-K for the year ended December 31, 2022 filed with the Commission on February 14, 2023, including the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K  from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April  28, 2023;

(b) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 filed with the Commission on April 27, 2023;

(c) the Company’s Current Reports on Form 8-K  filed with the Commission on January  19, 2023, February  3, 2023, February  9, 2023, February  13, 2023, March  10, 2023, March  20, 2023, May  1, 2023 and May 11, 2023 (excluding Items 2.02 and 7.01 and any exhibits included with such Item); and

(d) the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-33409), filed with the Commission on October 26, 2015, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of:

(i) a director or officer for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders;

(ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

(iii) a director under Section 174 of the DGCL (pertaining to unlawful payment of a dividend or an unlawful stock purchase or redemption);

(iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or

(v) an officer in any action by or in the right of the corporation.

T-Mobile’s certificate of incorporation provides that a director will not be liable to T-Mobile or its stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions described above.

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

T-Mobile’s certificate of incorporation provides that T-Mobile will, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, manager, member, officer, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

To the extent that a director, manager, member, officer, employee or agent of T-Mobile has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous sentence, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the certificate of incorporation will be made by T-Mobile only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL. Such determination will be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the T-Mobile stockholders.

T-Mobile may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not T-Mobile would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Document

4.1	Fifth Amended and Restated Certificate of Incorporation of T-Mobile (incorporated by reference to Exhibit 3.1 to T-Mobile’s Form 8-K filed on April 1, 2020 (File No. 001-33409)).

4.2	Seventh Amended and Restated Bylaws of T-Mobile (incorporated by reference to Exhibit 3.2 to T-Mobile’s Form 8-K filed on April 1, 2020 (File No. 001-33409)).

5.1*	Opinion of Latham & Watkins LLP.

Exhibit No.	Document

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature pages hereof).

99.1	T-Mobile US, Inc. 2023 Incentive Award Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A filed on April 28, 2023 (File No. 001-33409)).

99.2	T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan (incorporated by reference to Annex B of the Company’s Definitive Proxy Statement on Schedule 14A filed on April 28, 2023 (File No. 001-33409)).

107*	Filing Fee table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on June 16, 2023.

T-MOBILE US, INC.

By:	/s/ G. Michael Sievert
Name:	G. Michael Sievert
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints G. Michael Sievert and Mark Nelson, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ G. Michael Sievert	President and Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2023
G. Michael Sievert

/s/ Peter Osvaldik	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 16, 2023
Peter Osvaldik

/s/ Dara Bazzano Dara Bazzano	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	June 16, 2023

/s/ Timotheus Höttges	Chairman of the Board	June 16, 2023
Timotheus Höttges

/s/ André Almeida	Director	June 16, 2023
André Almeida

/s/ Marcelo Claure	Director	June 16, 2023
Marcelo Claure

/s/ Srikant M. Datar	Director	June 16, 2023
Srikant M. Datar

/s/ Srinivasan Gopalan	Director	June 16, 2023
Srinivasan Gopalan

/s/ Christian P. Illek	Director	June 16, 2023
Christian P. Illek

/s/ Raphael Kübler	Director	June 16, 2023
Raphael Kübler

/s/ Thorsten Langheim	Director	June 16, 2023
Thorsten Langheim

/s/ Dominique Leroy	Director	June 16, 2023
Dominique Leroy

/s/ Letitia A. Long	Director	June 16, 2023
Letitia A. Long

/s/ Teresa A. Taylor	Director	June 16, 2023
Teresa A. Taylor

/s/ Kelvin R. Westbrook	Director	June 16, 2023
Kelvin R. Westbrook